Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49726) pertaining to the Axcelis Technologies, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-49768) pertaining to the Axcelis Technologies, Inc. 2000 Stock Plan, of our report dated January 22, 2001, except for the fourth paragraph of Note 9, as to which the date is January 24, 2001, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

March 29, 2001